UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway
San Jose, California	95119
(Address of Principal Executive Offices)	(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	WDC	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On September 14, 2026, Western Digital Corporation (the “Company”) issued a press release regarding the redemption of its 3.00% Convertible Senior Notes due 2028 (the “Notes”), a copy of which is attached as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On September 14, 2026, the Company issued a notice (the “Redemption Notice”) calling all outstanding Notes for redemption (the “Redemption”) on November 16, 2026 (the “Redemption Date”) pursuant to Section 16.01 of the Indenture, dated as of November 3, 2023 (the “Indenture”), by and among the Company, Western Digital Technologies, Inc., as Guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

On the Redemption Date, all then-outstanding Notes that have not been converted will be redeemed for cash at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. Interest on the Notes payable in respect of the November 15, 2026 interest payment date will be paid on Monday, November 16, 2026 to holders of the Notes as of the related regular record date and will not be included in the Redemption Price. After the Redemption Date, interest on the Notes will cease to accrue. Upon completion of the Redemption, no Notes will remain outstanding.

Notes may be surrendered for conversion at any time prior to the close of business (5:00 p.m., New York City time) on the second scheduled trading day immediately preceding the Redemption Date. The Company currently expects that holders of substantially all Notes will convert such Notes before the Redemption Date. However, those holders are not obligated to convert their Notes, and the Company will be required to pay the Redemption Price for all Notes that have not been converted. As of the date of the Redemption Notice, the conversion rate of the Notes is 26.5231 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), per $1,000 principal amount of Notes. In accordance with the Indenture, the conversion rate applicable to Notes will not be increased in connection with the Redemption.

Upon conversion, the Company will settle its conversion obligation in cash and, if applicable, shares of Common Stock. For each $1,000 principal amount of Notes converted, the settlement amount will equal the sum of the daily settlement amounts for each of the 40 consecutive trading days during the relevant observation period. For each such trading day, the daily settlement amount consists of (i) cash in an amount equal to the lesser of $25 and the daily conversion value for such trading day and (ii) if the daily conversion value for such trading day exceeds $25, the daily net settlement amount for such trading day. In the Redemption Notice, the Company has elected a cash percentage of 0% with respect to conversions of Notes. As a result, the Company will pay cash for up to the principal amount of the Notes converted and will settle the remainder of the conversion obligation, if any, in shares of Common Stock. Cash will be paid in lieu of any fractional share of Common Stock.

As previously disclosed, the Company entered into privately negotiated capped call transactions with certain counterparties in connection with the issuance of the Notes. No settlement or modification to the related capped call transactions is anticipated in connection with the redemption of the Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by Western Digital Corporation on September 14, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION
(Registrant)
Date: September 14, 2026

	By:	/s/ Cynthia Tregillis
	Name:	Cynthia Tregillis
	Title:	Executive Vice President, Chief Legal Officer and Secretary